EXHIBIT D-3


                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

ALLIANT ENERGY CORPORATE SERVICES, INC.      )    DOCKET NO. EC99-    -000
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                APPLICATION TO TRANSFER OPERATIONAL CONTROL OVER
               TRANSMISSION FACILITIES TO THE MIDWEST INDEPENDENT
                       TRANSMISSION SYSTEM OPERATOR, INC.
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     Pursuant to section 203 of the Federal Power of the Federal Power Act
("FPA"), 16 U.S.C. ss. 824b, Alliant Energy Corporate Services, Inc. 1 ("Alliant Energy Corporate Services") hereby petitions for approval of the transfer of operational control over substantial portions of the jurisdictional transmission facilities of the Alliant Energy Operating Companies to the Midwest Independent Transmission System Operator, Inc. ("Midwest ISO") to be effective on the Transfer Date as defined in the Midwest ISO Agreement. In support thereof, Alliant Energy Corporate Services states the following.

     Alliant Energy Corporation ("Alliant Energy") was formed on April 21, 1998 as a result of the merger between WPL Holdings, Inc., IES Industries Inc. and IPC. Alliant Energy is a registered public utility holding company and is regulated by the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935. Alliant Energy has three direct public utility subsidiaries; WPL, IPC and IES. In addition, WPL has a wholly owned utility subsidiary, SBWGE. All of Alliant Energy's direct public utility subsidiaries are engaged in the production, transmission, and distribution of electricity for domestic, commercial and industrial use in the states of Iowa, Wisconsin, Illinois and Minnesota.


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1  Alliant Energy Corporate Services Inc. is a service company affiliate of
Wisconsin Power & Light Company ("WPL"), IES Utilities Inc. ("IES"), Interstate Power Company ("IPC") and South Beloit Water, Gas & Electric Company ("SBWGE"). For the purposes of this application WPL, IES, IPC and SBWGE shall be collectively refered to as the "Alliant Energy Operating Companies."


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     Alliant Energy, as part of its merger approval process filed, in Commission
Docket No. ER96-2560-000, a system coordination and operating agreement to, among other things, govern on a single-system basis the coordinated operations and joint planning of Applicants' transmission facilities. In order to implement the Coordination Agreement and perform other system-wide tasks, Alliant Energy formed a subsidiary service company, Alliant Energy Corporate Services ("Services"). Services acts as an agent for the Alliant Energy Operating Companies' to, among other things, operate their transmission facilities as a single integrated system pursuant to Alliant Energy's open access transmission tariffs ("OATT").

                                 I. INTRODUCTION

     On January 15, 1998, certain Midwest ISO Public Utilities 1 ("Participants") filed an application in Docket No. EC98-24 ("January 15th Filing"), pursuant to Section 203 of the FPA, for approval of the transfer of operational control of substantial portions of their jurisdictional transmission facilities to the Midwest ISO.2 Participants filed in Docket No. ER98-1438 an open access transmission tariff, an agreement setting forth the structure of the Midwest ISO and establishing the rights and obligations of the ISO and the various ISO members,3 and other documents intended to implement the Midwest ISO.


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1  The Midwest ISO Public Utilities that were the subject of the January 15th
Filing were The Cincinnati Gas & Electric Company, Commonwealth Edison Company, Commonwealth Edison Company of Indiana, Illinois Power Company, PSI Energy, Inc., Wisconsin Electric Power Company, Union Electric Company, Central Illinois Public Service Company, Louisville Gas & Electric Company, and Kentucky Utilities Company.

2 In addition, Hoosier Energy Rural Electric Cooperative, Inc., ("Hoosier") and Wabash Valley Power Association, Inc. ("Wabash") were signatories to the Midwest ISO Agreement. Collectively, Hoosier, Wabash and the Midwest ISO Public Utilities are referred to as the Midwest ISO Participants. Because Hoosier and Wabash are not subject to this Commission's jurisdiction, they did not join in the section 203 filing.

3 The full name of this agreement is the Agreement of Transmission Facilities Owners to Organize the Midwest Independent. Transmission System Operator, Inc., a Delaware" Non-Stock Corporation.


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     By order issued on September 16, 1998, the Commission found that the transfer proposed in the January 15th Filing was in the public interest and approved the section 203 application, subject to certain conditions. Midwest
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Independent System Transmission Operator, Inc., et al, 84 FERC P. 61,231, at
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62,161, 62,181 (1998) ("September 16th Order"). The Commission, however, noted
that some of the Midwest ISO Participants that executed the ISO agreement after the initial filings had not submitted Section 203 filings. 84 FERC at 62,139
n.5. The Commission, however, ordered the submission of the Section 203 filings.

     Therefore, the instant filing is being submitted to allow the Alliant Energy Operating Companies to transfer operational control of the facilities identified herein to the Midwest ISO effective on the Transfer Date. As the Commission has previously found, the establishment of the Midwest ISO, along with the transfer of the facilities referenced in the January 15th Filing, is consistent with the public interest. For the same reason, the Commission should find that the proposed transfer reflected in this filing is consistent with the public interest, and approve Services' application subject to the same conditions that have been imposed on the other Midwest ISO Public Utilities.4


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4  On October 16, 998, the Midwest ISO Participants have filed a request for rehearing of the 1, September 16th Order. Nothing stated in the instant pleading should be deemed as a waiver of any argument raised in the request for rehearing.


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             II. ALLOWING THE ADDITIONAL MIDWEST ISO PUBLIC UTILITES
                 TO TRANSFER THE SUBJECT FACILITIES WILL PROVIDE
                           SUBSTANTIAL PUBLIC BENEFITS

     In the September 16th Order, the Commission found that the establishment of the Midwest ISO, along with the proposed transfer of facilities reflected in the January 15th Filing, was consistent with public interest and would provide substantial operational and economic benefits. 84 FERC at 62,163, 62,181; see also 84 FERC at 62,185 (Massey, concurring) (stating "[t]here is a great deal to like about today's proposal"). As has been shown, the Midwest ISO will serve to benefit sellers and buyers of electricity alike by providing for regional transmission service at non-pancaked rates (84 FERC at 62,167), and increasing reliability and the ability to address transmission constraints on a region-wide basis (84 FERC at 62,163). The fact that the Alliant Energy Operating Companies have joined the Midwest ISO serves to increase the Midwest ISO's ability to provide these benefits by enlarging the transmission system under the Midwest ISO's control.

                         III. DESCRIPTION OF FACILITIES

     The transmission facilities the Alliant Energy Operating Companies are transferring to the Midwest ISO's functional control ("Transferred Facilities") are shown in the system schematics included as Exhibit I to today's filing. These facilities consist of virtually all network facilities above 100 kV and network transformers whose two highest voltages are above 100 kV. The guidelines for the facilities to be transferred are set forth at Article 1, Section L of the ISO Agreement and in Appendix H to ISO Agreement.

                  IV. PUBLIC INTEREST OF THE PROPOSED TRANSFER

     As stated in the January 15th Filing (at 6), and as the Commission found in the September 16th Order, the proposal to vest the Midwest ISO with operational control over the Transferred Facilities is clearly consistent with the public


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interest. By enhancing reliability, increasing the Midwest ISO's ability to address transmission constraints, and expanding the region over which sellers and buyers can transmit power at non-pancaked rates, the addition of these new members further substantiates the fact that the proposed transfer is in the public interest.

                       V. THE MIDWEST ISO PUBLIC UTILITIES

     The Alliant Energy Operating Companies, along with the public utilities who were the subject of the January 15th Filing, own electric transmission facilities that are subject to this Commission's jurisdiction. In accordance with Atlantic City Elec. Co., 76 FERC P. 61,306, at 62,513 (1996), and with the
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Midwest ISO order, 84 FERC at 62,139 n.5, the Alliant Energy Operating Companies
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require prior Commission approval to transfer operational control over their transmission facilities to the Midwest ISO.

                             VI. REQUEST FOR WAIVER

     In the January 15th Filing (at 3), the Midwest ISO Public Utilities noted that the Commission generally has not applied the filing requirements set forth at 18 C.F.R. ss.ss. 33.2 and 33.3 to the transfers of facilities pursuant to the establishment of an independent system operator, and requested waiver of these regulations. The Commission granted that waiver, and the Commission should grant a similar waiver here. Good cause exists for granting such a waiver. These filing requirements are intended to ensure that section 203 applicants supply the Commission with sufficient information to determine whether the proposed transfer is consistent with the public interest. The detailed information contained in the January 15th filing and today's application provide the Commission with more than enough information to evaluate today's filing. Accordingly, the Commission, which already has found that the transfer of similar facilities by the initial group of Midwest ISO Public Utilities is in


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the public interest, has a sufficient record upon which it can conclude the proposed transfer is similarly consistent with the public interest.

                                   VII. NOTICE

     To fulfill the requirement of section 203 that the Commission provide reasonable notice to certain identified officials and agencies, a copy of this filing has been served on the utility regulatory commissions for each state in which any of the Transferred Facilities reflected in this filing are located. This filing will also be served today on affected customers and consumer advocates, along with all parties on the official service lists maintained by the Commission in Docket Nos. EC98-24 and ER98-1438.

     In addition, we request that correspondence and communications with respect to this pleading be sent to, and that the Commission's Secretary include on the official service list established in this proceeding, the following:

Kent M. Ragsdale                        Douglas C. Collins
Managing Attorney                       General Manager-Delivery System Planning
Alliant Energy Corporate Services, Inc. Alliant Energy Corporate Services, Inc.
200 First Street, SE                    1000 Main Street
P.O. Box 351                            P.O. Box 769
Cedar Rapids, IA  52406-0351            Dubuque, IA 52004-0769
319.398.7765 - telephone                319.557.2217 - telephone
319.398.4533 - fax                      319.557.2202 - fax
kentragsdale@alliant-energy.com- e-mail dougcollins@alliant-energy.com- e-mail


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                                VIII. CONCLUSION

     WHEREFORE, the Commission shall issue an order pursuant to section 203 of the Federal Power Act, finding that the proposed transfer of operational control over the Transferred Facilities to the Midwest ISO reflected in this filing effective on the Transfer Date is consistent with the public interest.




Respectfully submitted,




Kent M. Ragsdale
Managing Attorney
Alliant Energy
200 First Street SE
P.O. Box 351
Cedar Rapids, IA  52406-0351
(319) 398-7765 - telephone
(319) 398-4533 - fax
kentragsdale@alliant-energy.com - e-mail

December 3, 1999


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